PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO.  333-52022


                               [GRAPHIC OMITTED]


                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Oil Service HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                                   Share         Primary
                            Name of Company                         Ticker        Amounts    Trading Market
         -------------------------------------------------        ----------     ---------  -----------------
         Baker Hughes Incorporated                                   BHI            21            NYSE
         BJ Services Company                                         BJS            14            NYSE
         Cooper Cameron Corporation                                  CAM             4            NYSE
         Diamond Offshore Drilling, Inc.                              DO            11            NYSE
         ENSCO International Incorporated                            ESV            11            NYSE
         GlobalSanteFe Corporation                                   GSF          19.975          NYSE
         Grant Prideco, Inc.                                         GRP             9            NYSE
         Halliburton Company                                         HAL            22            NYSE
         Hanover Compressor Company                                   HC             5            NYSE
         Nabors Industries Ltd.                                      NBR            12            AMEX
         National Oilwell Varco Inc.                                 NOV             7            NYSE
         Noble Corporation                                            NE            11            NYSE
         Rowan Companies, Inc.                                       RDC             8            NYSE
         Schlumberger N.V.                                           SLB            11            NYSE
         Smith International, Inc.                                   SII             8            NYSE
         Tidewater Inc.                                              TDW             5            NYSE
         Transocean Inc.                                             RIG            18            NYSE
         Weatherford International Ltd.                              WFT             9            NYSE

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.


            The date of this prospectus supplement is June 30, 2005.